Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form F-1 No. 333-250186) and related Prospectus of IDEX Biometrics ASA for the registration of 60,000,000 shares of its ordinary shares and to the incorporation by reference therein of our report dated April 23, 2021 with respect to the consolidated financial statement of IDEX Biometrics ASA included in its Annual Report (Form 20-F) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway

June 2, 2021